SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Consent Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

SandRidge Energy, Inc.

(Name of Registrant as Specified In Its Charter)

TPG-Axon Management LP
TPG-Axon Partners GP, L.P.
TPG-Axon GP, LLC
TPG-Axon Partners, LP
TPG-Axon International, L.P.
TPG-Axon International GP, LLC
Dinakar Singh LLC
Dinakar Singh

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

On November 30, 2012, TPG-Axon Management LP and its affiliates (collectively, "TPG-Axon") sent a letter to the board of directors of SandRidge Energy, Inc. (the "Issuer") expressing their heightened concern with the inability of the Issuer's management team to restore stockholder value and focusing on management's continued overspending, self-dealing and incoherent corporate strategy.  The letter also stated TPG-Axon's intention to solicit fellow stockholders of the Issuer for their written consent to amend the Issuer's bylaws to, among other things, de-stagger the Board and permit the removal of directors with or without cause, remove incumbent directors from the Board, and replace such incumbent directors with nominees of TPG-Axon.

Also on November 30, 2012, TPG-Axon issued a press release describing the foregoing letter to the Board.  A copy of the press release containing the full text of the letter is filed herewith as Exhibit 1.

Information regarding the Participants in a solicitation of written consents of the stockholders of the Issuer is filed herewith as Exhibit 2.